UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           BUILDERS FIRSTSOURCE, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common stock, par value $0.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  12008R-10-7
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                             Building Products, LLC
                        450 Lexington Avenue, Suite 3350
                            New York, New York 10017
                                 (212) 286-8600
                            Attention: Paul S. Levy

                                With copies to:

         Robert B. Pincus, Esq.                    Steven J. Gartner, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP         Willkie Farr & Gallagher LLP
    One Rodney Square, P.O. Box 636                   787 Seventh Avenue
    Wilmington, Delaware 19899-0636                New York, NY 10019-6099
             (302) 651-3000                             (212) 728-8222
-------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                December 6, 2006
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

NOTE:     Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

|-----------------------------------------------------------------------------|
|                                  SCHEDULE 13D                               |
|                                                                             |
|CUSIP No. 12008R-10-7                                                        |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     1       |NAME OF REPORTING PERSONS                                      |
|             |I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)    |
|             |                                                               |
|             |Building Products, LLC                                         |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     2       |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               |
|             |(a) |_|                                                        |
|             |(b) |X|                                                        |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     3       |SEC USE ONLY                                                   |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     4       |SOURCE OF FUNDS                                                |
|             |                                                               |
|             |OO                                                             |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     5       |CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       |
|             |PURSUANT TO ITEM 2(d) OR 2(e)                                  |
|             |                                                               |
|             ||_|                                                            |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     6       |CITIZENSHIP OR PLACE OF ORGANIZATION                           |
|             |                                                               |
|             |Delaware                                                       |
|--------------------------|-----------|--------------------------------------|
|                          |           |                                      |
|                          |    7      |SOLE VOTING POWER                     |
|                          |           |                                      |
|         NUMBER OF        |           |None                                  |
|          SHARES          |-----------|--------------------------------------|
|       BENEFICIALLY       |           |                                      |
|         OWNED BY         |    8      |SHARED VOTING POWER                   |
|           EACH           |           |                                      |
|         REPORTING        |           |None                                  |
|          PERSON          |-----------|--------------------------------------|
|           WITH           |           |                                      |
|                          |    9      |SOLE DISPOSITIVE POWER                |
|                          |           |                                      |
|                          |           |None                                  |
|                          |-----------|--------------------------------------|
|                          |           |                                      |
|                          |     10    | SHARED DISPOSITIVE POWER             |
|                          |           |                                      |
|                          |           | None                                 |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     11      |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   |
|             |                                                               |
|             |None                                                           |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     12      |CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN |
|             |SHARES (See Instructions)                                      |
|             |                                                               |
|             ||_|                                                            |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     13      |PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             |
|             |                                                               |
|             |0%                                                             |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     14      |TYPE OF REPORTING PERSON                                       |
|             |                                                               |
|             |OO                                                             |
------------------------------------------------------------------------------

|-----------------------------------------------------------------------------|
|                                  SCHEDULE 13D                               |
|                                                                             |
|CUSIP No. 12008R-10-7                                                        |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     1       |NAME OF REPORTING PERSONS                                      |
|             |I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)    |
|             |                                                               |
|             |JLL Partners Fund V,L.P.                                       |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     2       |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               |
|             |(a) |_|                                                        |
|             |(b) |X|                                                        |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     3       |SEC USE ONLY                                                   |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     4       |SOURCE OF FUNDS                                                |
|             |                                                               |
|             |OO                                                             |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     5       |CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       |
|             |PURSUANT TO ITEM 2(d) OR 2(e)                                  |
|             |                                                               |
|             ||_|                                                            |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     6       |CITIZENSHIP OR PLACE OF ORGANIZATION                           |
|             |                                                               |
|             |Delaware                                                       |
|--------------------------|-----------|--------------------------------------|
|                          |           |                                      |
|                          |    7      |SOLE VOTING POWER                     |
|                          |           |                                      |
|         NUMBER OF        |           |None                                  |
|          SHARES          |-----------|--------------------------------------|
|       BENEFICIALLY       |           |                                      |
|         OWNED BY         |    8      |SHARED VOTING POWER                   |
|           EACH           |           |                                      |
|         REPORTING        |           |8,952,551.5                           |
|          PERSON          |-----------|--------------------------------------|
|           WITH           |           |                                      |
|                          |    9      |SOLE DISPOSITIVE POWER                |
|                          |           |                                      |
|                          |           |None                                  |
|                          |-----------|--------------------------------------|
|                          |           |                                      |
|                          |     10    | SHARED DISPOSITIVE POWER             |
|                          |           |                                      |
|                          |           | 8,952,551.5                          |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     11      |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   |
|             |                                                               |
|             |8,952,551.5                                                    |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     12      |CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN |
|             |SHARES (See Instructions)                                      |
|             |                                                               |
|             ||_|                                                            |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     13      |PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             |
|             |                                                               |
|             |26.0%                                                          |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     14      |TYPE OF REPORTING PERSON                                       |
|             |                                                               |
|             |PN                                                             |
------------------------------------------------------------------------------

|-----------------------------------------------------------------------------|
|                                  SCHEDULE 13D                               |
|                                                                             |
|CUSIP No. 12008R-10-7                                                        |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     1       |NAME OF REPORTING PERSONS                                      |
|             |I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)    |
|             |                                                               |
|             |JLL Associates V, L.P.                                         |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     2       |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               |
|             |(a) |_|                                                        |
|             |(b) |X|                                                        |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     3       |SEC USE ONLY                                                   |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     4       |SOURCE OF FUNDS                                                |
|             |                                                               |
|             |OO                                                             |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     5       |CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       |
|             |PURSUANT TO ITEM 2(d) OR 2(e)                                  |
|             |                                                               |
|             ||_|                                                            |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     6       |CITIZENSHIP OR PLACE OF ORGANIZATION                           |
|             |                                                               |
|             |Delaware                                                       |
|--------------------------|-----------|--------------------------------------|
|                          |           |                                      |
|                          |    7      |SOLE VOTING POWER                     |
|                          |           |                                      |
|         NUMBER OF        |           |None                                  |
|          SHARES          |-----------|--------------------------------------|
|       BENEFICIALLY       |           |                                      |
|         OWNED BY         |    8      |SHARED VOTING POWER                   |
|           EACH           |           |                                      |
|         REPORTING        |           |8,952,551.5                           |
|          PERSON          |-----------|--------------------------------------|
|           WITH           |           |                                      |
|                          |    9      |SOLE DISPOSITIVE POWER                |
|                          |           |                                      |
|                          |           |None                                  |
|                          |-----------|--------------------------------------|
|                          |           |                                      |
|                          |     10    | SHARED DISPOSITIVE POWER             |
|                          |           |                                      |
|                          |           | 8,952,551.5                          |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     11      |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   |
|             |                                                               |
|             |8,952,551.5                                                    |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     12      |CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN |
|             |SHARES (See Instructions)                                      |
|             |                                                               |
|             ||_|                                                            |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     13      |PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             |
|             |                                                               |
|             |26.0%                                                          |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     14      |TYPE OF REPORTING PERSON                                       |
|             |                                                               |
|             |PN                                                             |
------------------------------------------------------------------------------

|-----------------------------------------------------------------------------|
|                                  SCHEDULE 13D                               |
|                                                                             |
|CUSIP No. 12008R-10-7                                                        |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     1       |NAME OF REPORTING PERSONS                                      |
|             |I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)    |
|             |                                                               |
|             |JLL Associates G.P. V, L.L.C.                                  |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     2       |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               |
|             |(a) |_|                                                        |
|             |(b) |X|                                                        |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     3       |SEC USE ONLY                                                   |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     4       |SOURCE OF FUNDS                                                |
|             |                                                               |
|             |OO                                                             |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     5       |CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       |
|             |PURSUANT TO ITEM 2(d) OR 2(e)                                  |
|             |                                                               |
|             ||_|                                                            |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     6       |CITIZENSHIP OR PLACE OF ORGANIZATION                           |
|             |                                                               |
|             |Delaware                                                       |
|--------------------------|-----------|--------------------------------------|
|                          |           |                                      |
|                          |    7      |SOLE VOTING POWER                     |
|                          |           |                                      |
|         NUMBER OF        |           |None                                  |
|          SHARES          |-----------|--------------------------------------|
|       BENEFICIALLY       |           |                                      |
|         OWNED BY         |    8      |SHARED VOTING POWER                   |
|           EACH           |           |                                      |
|         REPORTING        |           |8,952,551.5                           |
|          PERSON          |-----------|--------------------------------------|
|           WITH           |           |                                      |
|                          |    9      |SOLE DISPOSITIVE POWER                |
|                          |           |                                      |
|                          |           |None                                  |
|                          |-----------|--------------------------------------|
|                          |           |                                      |
|                          |     10    | SHARED DISPOSITIVE POWER             |
|                          |           |                                      |
|                          |           | 8,952,551.5                          |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     11      |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   |
|             |                                                               |
|             |8,952,551.5                                                    |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     12      |CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN |
|             |SHARES (See Instructions)                                      |
|             |                                                               |
|             ||_|                                                            |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     13      |PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             |
|             |                                                               |
|             |26.0%                                                          |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     14      |TYPE OF REPORTING PERSON                                       |
|             |                                                               |
|             |OO                                                             |
------------------------------------------------------------------------------

|-----------------------------------------------------------------------------|
|                                  SCHEDULE 13D                               |
|                                                                             |
|CUSIP No. 12008R-10-7                                                        |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     1       |NAME OF REPORTING PERSONS                                      |
|             |I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)    |
|             |                                                               |
|             |Paul S. Levy                                                   |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     2       |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               |
|             |(a) |_|                                                        |
|             |(b) |X|                                                        |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     3       |SEC USE ONLY                                                   |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     4       |SOURCE OF FUNDS                                                |
|             |                                                               |
|             |OO                                                             |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     5       |CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       |
|             |PURSUANT TO ITEM 2(d) OR 2(e)                                  |
|             |                                                               |
|             ||_|                                                            |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     6       |CITIZENSHIP OR PLACE OF ORGANIZATION                           |
|             |                                                               |
|             |United States of America                                       |
|--------------------------|-----------|--------------------------------------|
|                          |           |                                      |
|                          |    7      |SOLE VOTING POWER                     |
|                          |           |                                      |
|         NUMBER OF        |           |None                                  |
|          SHARES          |-----------|--------------------------------------|
|       BENEFICIALLY       |           |                                      |
|         OWNED BY         |    8      |SHARED VOTING POWER                   |
|           EACH           |           |                                      |
|         REPORTING        |           |8,952,551.5                           |
|          PERSON          |-----------|--------------------------------------|
|           WITH           |           |                                      |
|                          |    9      |SOLE DISPOSITIVE POWER                |
|                          |           |                                      |
|                          |           |None                                  |
|                          |-----------|--------------------------------------|
|                          |           |                                      |
|                          |     10    | SHARED DISPOSITIVE POWER             |
|                          |           |                                      |
|                          |           | 8,952,551.5                          |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     11      |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   |
|             |                                                               |
|             |8,952,551.5                                                    |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     12      |CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN |
|             |SHARES (See Instructions)                                      |
|             |                                                               |
|             ||_|                                                            |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     13      |PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             |
|             |                                                               |
|             |26.0%                                                          |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     14      |TYPE OF REPORTING PERSON                                       |
|             |                                                               |
|             |IN                                                             |
------------------------------------------------------------------------------

|-----------------------------------------------------------------------------|
|                                  SCHEDULE 13D                               |
|                                                                             |
|CUSIP No. 12008R-10-7                                                        |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     1       |NAME OF REPORTING PERSONS                                      |
|             |I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)    |
|             |                                                               |
|             |Warburg Pincus Private Equity IX, L.P.                         |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     2       |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               |
|             |(a) |_|                                                        |
|             |(b) |X|                                                        |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     3       |SEC USE ONLY                                                   |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     4       |SOURCE OF FUNDS                                                |
|             |                                                               |
|             |OO                                                             |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     5       |CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       |
|             |PURSUANT TO ITEM 2(d) OR 2(e)                                  |
|             |                                                               |
|             ||_|                                                            |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     6       |CITIZENSHIP OR PLACE OF ORGANIZATION                           |
|             |                                                               |
|             |Delaware                                                       |
|--------------------------|-----------|--------------------------------------|
|                          |           |                                      |
|                          |    7      |SOLE VOTING POWER                     |
|                          |           |                                      |
|         NUMBER OF        |           |None                                  |
|          SHARES          |-----------|--------------------------------------|
|       BENEFICIALLY       |           |                                      |
|         OWNED BY         |    8      |SHARED VOTING POWER                   |
|           EACH           |           |                                      |
|         REPORTING        |           |8,725,051.5                           |
|          PERSON          |-----------|--------------------------------------|
|           WITH           |           |                                      |
|                          |    9      |SOLE DISPOSITIVE POWER                |
|                          |           |                                      |
|                          |           |None                                  |
|                          |-----------|--------------------------------------|
|                          |           |                                      |
|                          |     10    | SHARED DISPOSITIVE POWER             |
|                          |           |                                      |
|                          |           | 8,725,051.5                          |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     11      |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   |
|             |                                                               |
|             |8,725,051.5                                                    |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     12      |CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN |
|             |SHARES (See Instructions)                                      |
|             |                                                               |
|             ||_|                                                            |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     13      |PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             |
|             |                                                               |
|             |25.3%                                                          |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     14      |TYPE OF REPORTING PERSON                                       |
|             |                                                               |
|             |PN                                                             |
------------------------------------------------------------------------------

|-----------------------------------------------------------------------------|
|                                  SCHEDULE 13D                               |
|                                                                             |
|CUSIP No. 12008R-10-7                                                        |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     1       |NAME OF REPORTING PERSONS                                      |
|             |I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)    |
|             |                                                               |
|             |Warburg Pincus IX, LLC                                         |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     2       |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               |
|             |(a) |_|                                                        |
|             |(b) |X|                                                        |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     3       |SEC USE ONLY                                                   |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     4       |SOURCE OF FUNDS                                                |
|             |                                                               |
|             |N/A                                                            |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     5       |CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       |
|             |PURSUANT TO ITEM 2(d) OR 2(e)                                  |
|             |                                                               |
|             ||_|                                                            |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     6       |CITIZENSHIP OR PLACE OF ORGANIZATION                           |
|             |                                                               |
|             |New York                                                       |
|--------------------------|-----------|--------------------------------------|
|                          |           |                                      |
|                          |    7      |SOLE VOTING POWER                     |
|                          |           |                                      |
|         NUMBER OF        |           |0                                     |
|          SHARES          |-----------|--------------------------------------|
|       BENEFICIALLY       |           |                                      |
|         OWNED BY         |    8      |SHARED VOTING POWER                   |
|           EACH           |           |                                      |
|         REPORTING        |           |8,725,051.5                           |
|          PERSON          |-----------|--------------------------------------|
|           WITH           |           |                                      |
|                          |    9      |SOLE DISPOSITIVE POWER                |
|                          |           |                                      |
|                          |           |0                                     |
|                          |-----------|--------------------------------------|
|                          |           |                                      |
|                          |     10    | SHARED DISPOSITIVE POWER             |
|                          |           |                                      |
|                          |           | 8,725,051.5                          |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     11      |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   |
|             |                                                               |
|             |8,725,051.5                                                    |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     12      |CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN |
|             |SHARES (See Instructions)                                      |
|             |                                                               |
|             ||_|                                                            |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     13      |PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             |
|             |                                                               |
|             |25.3%                                                          |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     14      |TYPE OF REPORTING PERSON                                       |
|             |                                                               |
|             |OO                                                             |
------------------------------------------------------------------------------

|-----------------------------------------------------------------------------|
|                                  SCHEDULE 13D                               |
|                                                                             |
|CUSIP No. 12008R-10-7                                                        |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     1       |NAME OF REPORTING PERSONS                                      |
|             |I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)    |
|             |                                                               |
|             |Warburg Pincus Partners LLC                                    |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     2       |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               |
|             |(a) |_|                                                        |
|             |(b) |X|                                                        |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     3       |SEC USE ONLY                                                   |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     4       |SOURCE OF FUNDS                                                |
|             |                                                               |
|             |N/A                                                            |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     5       |CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       |
|             |PURSUANT TO ITEM 2(d) OR 2(e)                                  |
|             |                                                               |
|             ||_|                                                            |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     6       |CITIZENSHIP OR PLACE OF ORGANIZATION                           |
|             |                                                               |
|             |New York                                                       |
|--------------------------|-----------|--------------------------------------|
|                          |           |                                      |
|                          |    7      |SOLE VOTING POWER                     |
|                          |           |                                      |
|         NUMBER OF        |           |0                                     |
|          SHARES          |-----------|--------------------------------------|
|       BENEFICIALLY       |           |                                      |
|         OWNED BY         |    8      |SHARED VOTING POWER                   |
|           EACH           |           |                                      |
|         REPORTING        |           |8,725,051.5                           |
|          PERSON          |-----------|--------------------------------------|
|           WITH           |           |                                      |
|                          |    9      |SOLE DISPOSITIVE POWER                |
|                          |           |                                      |
|                          |           |0                                     |
|                          |-----------|--------------------------------------|
|                          |           |                                      |
|                          |     10    | SHARED DISPOSITIVE POWER             |
|                          |           |                                      |
|                          |           | 8,725,051.5                          |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     11      |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   |
|             |                                                               |
|             |8,725,051.5                                                    |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     12      |CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN |
|             |SHARES (See Instructions)                                      |
|             |                                                               |
|             ||_|                                                            |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     13      |PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             |
|             |                                                               |
|             |25.3%                                                          |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     14      |TYPE OF REPORTING PERSON                                       |
|             |                                                               |
|             |OO                                                             |
------------------------------------------------------------------------------

|-----------------------------------------------------------------------------|
|                                  SCHEDULE 13D                               |
|                                                                             |
|CUSIP No. 12008R-10-7                                                        |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     1       |NAME OF REPORTING PERSONS                                      |
|             |I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)    |
|             |                                                               |
|             |Warburg Pincus LLC                                             |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     2       |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               |
|             |(a) |_|                                                        |
|             |(b) |X|                                                        |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     3       |SEC USE ONLY                                                   |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     4       |SOURCE OF FUNDS                                                |
|             |                                                               |
|             |N/A                                                            |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     5       |CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       |
|             |PURSUANT TO ITEM 2(d) OR 2(e)                                  |
|             |                                                               |
|             ||_|                                                            |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     6       |CITIZENSHIP OR PLACE OF ORGANIZATION                           |
|             |                                                               |
|             |New York                                                       |
|--------------------------|-----------|--------------------------------------|
|                          |           |                                      |
|                          |    7      |SOLE VOTING POWER                     |
|                          |           |                                      |
|         NUMBER OF        |           |0                                     |
|          SHARES          |-----------|--------------------------------------|
|       BENEFICIALLY       |           |                                      |
|         OWNED BY         |    8      |SHARED VOTING POWER                   |
|           EACH           |           |                                      |
|         REPORTING        |           |8,725,051.5                           |
|          PERSON          |-----------|--------------------------------------|
|           WITH           |           |                                      |
|                          |    9      |SOLE DISPOSITIVE POWER                |
|                          |           |                                      |
|                          |           |0                                     |
|                          |-----------|--------------------------------------|
|                          |           |                                      |
|                          |     10    | SHARED DISPOSITIVE POWER             |
|                          |           |                                      |
|                          |           | 8,725,051.5                          |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     11      |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   |
|             |                                                               |
|             |8,725,051.5                                                    |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     12      |CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN |
|             |SHARES (See Instructions)                                      |
|             |                                                               |
|             ||_|                                                            |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     13      |PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             |
|             |                                                               |
|             |25.3%                                                          |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     14      |TYPE OF REPORTING PERSON                                       |
|             |                                                               |
|             |OO                                                             |
------------------------------------------------------------------------------

|-----------------------------------------------------------------------------|
|                                  SCHEDULE 13D                               |
|                                                                             |
|CUSIP No. 12008R-10-7                                                        |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     1       |NAME OF REPORTING PERSONS                                      |
|             |I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)    |
|             |                                                               |
|             |Warburg Pincus & Co.                                           |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     2       |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               |
|             |(a) |_|                                                        |
|             |(b) |X|                                                        |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     3       |SEC USE ONLY                                                   |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     4       |SOURCE OF FUNDS                                                |
|             |                                                               |
|             |N/A                                                            |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     5       |CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       |
|             |PURSUANT TO ITEM 2(d) OR 2(e)                                  |
|             |                                                               |
|             ||_|                                                            |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     6       |CITIZENSHIP OR PLACE OF ORGANIZATION                           |
|             |                                                               |
|             |New York                                                       |
|--------------------------|-----------|--------------------------------------|
|                          |           |                                      |
|                          |    7      |SOLE VOTING POWER                     |
|                          |           |                                      |
|         NUMBER OF        |           |0                                     |
|          SHARES          |-----------|--------------------------------------|
|       BENEFICIALLY       |           |                                      |
|         OWNED BY         |    8      |SHARED VOTING POWER                   |
|           EACH           |           |                                      |
|         REPORTING        |           |8,725,051.5                           |
|          PERSON          |-----------|--------------------------------------|
|           WITH           |           |                                      |
|                          |    9      |SOLE DISPOSITIVE POWER                |
|                          |           |                                      |
|                          |           |0                                     |
|                          |-----------|--------------------------------------|
|                          |           |                                      |
|                          |     10    | SHARED DISPOSITIVE POWER             |
|                          |           |                                      |
|                          |           | 8,725,051.5                          |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     11      |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   |
|             |                                                               |
|             |8,725,051.5                                                    |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     12      |CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN |
|             |SHARES (See Instructions)                                      |
|             |                                                               |
|             ||_|                                                            |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     13      |PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             |
|             |                                                               |
|             |25.3%                                                          |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     14      |TYPE OF REPORTING PERSON                                       |
|             |                                                               |
|             |PN                                                             |
------------------------------------------------------------------------------

|-----------------------------------------------------------------------------|
|                                  SCHEDULE 13D                               |
|                                                                             |
|CUSIP No. 12008R-10-7                                                        |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     1       |NAME OF REPORTING PERSONS                                      |
|             |I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)    |
|             |                                                               |
|             |Charles R. Kaye                                                |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     2       |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               |
|             |(a) |_|                                                        |
|             |(b) |X|                                                        |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     3       |SEC USE ONLY                                                   |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     4       |SOURCE OF FUNDS                                                |
|             |                                                               |
|             |N/A                                                            |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     5       |CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       |
|             |PURSUANT TO ITEM 2(d) OR 2(e)                                  |
|             |                                                               |
|             ||_|                                                            |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     6       |CITIZENSHIP OR PLACE OF ORGANIZATION                           |
|             |                                                               |
|             |United States of America                                       |
|--------------------------|-----------|--------------------------------------|
|                          |           |                                      |
|                          |    7      |SOLE VOTING POWER                     |
|                          |           |                                      |
|         NUMBER OF        |           |0                                     |
|          SHARES          |-----------|--------------------------------------|
|       BENEFICIALLY       |           |                                      |
|         OWNED BY         |    8      |SHARED VOTING POWER                   |
|           EACH           |           |                                      |
|         REPORTING        |           |8,725,051.5                           |
|          PERSON          |-----------|--------------------------------------|
|           WITH           |           |                                      |
|                          |    9      |SOLE DISPOSITIVE POWER                |
|                          |           |                                      |
|                          |           |0                                     |
|                          |-----------|--------------------------------------|
|                          |           |                                      |
|                          |     10    | SHARED DISPOSITIVE POWER             |
|                          |           |                                      |
|                          |           | 8,725,051.5                          |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     11      |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   |
|             |                                                               |
|             |8,725,051.5                                                    |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     12      |CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN |
|             |SHARES (See Instructions)                                      |
|             |                                                               |
|             ||_|                                                            |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     13      |PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             |
|             |                                                               |
|             |25.3%                                                          |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     14      |TYPE OF REPORTING PERSON                                       |
|             |                                                               |
|             |IN                                                             |
------------------------------------------------------------------------------

|-----------------------------------------------------------------------------|
|                                  SCHEDULE 13D                               |
|                                                                             |
|CUSIP No. 12008R-10-7                                                        |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     1       |NAME OF REPORTING PERSONS                                      |
|             |I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)    |
|             |                                                               |
|             |Joseph P. Landy                                                |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     2       |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               |
|             |(a) |_|                                                        |
|             |(b) |X|                                                        |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     3       |SEC USE ONLY                                                   |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     4       |SOURCE OF FUNDS                                                |
|             |                                                               |
|             |N/A                                                            |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     5       |CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       |
|             |PURSUANT TO ITEM 2(d) OR 2(e)                                  |
|             |                                                               |
|             ||_|                                                            |
|             |                                                               |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     6       |CITIZENSHIP OR PLACE OF ORGANIZATION                           |
|             |                                                               |
|             |United States of America                                       |
|--------------------------|-----------|--------------------------------------|
|                          |           |                                      |
|                          |    7      |SOLE VOTING POWER                     |
|                          |           |                                      |
|         NUMBER OF        |           |0                                     |
|          SHARES          |-----------|--------------------------------------|
|       BENEFICIALLY       |           |                                      |
|         OWNED BY         |    8      |SHARED VOTING POWER                   |
|           EACH           |           |                                      |
|         REPORTING        |           |8,725,051.5                           |
|          PERSON          |-----------|--------------------------------------|
|           WITH           |           |                                      |
|                          |    9      |SOLE DISPOSITIVE POWER                |
|                          |           |                                      |
|                          |           |0                                     |
|                          |-----------|--------------------------------------|
|                          |           |                                      |
|                          |     10    | SHARED DISPOSITIVE POWER             |
|                          |           |                                      |
|                          |           | 8,725,051.5                          |
|-----------------------------------------------------------------------------|
|             |                                                               |
|     11      |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   |
|             |                                                               |
|             |8,725,051.5                                                    |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     12      |CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN |
|             |SHARES (See Instructions)                                      |
|             |                                                               |
|             ||_|                                                            |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     13      |PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             |
|             |                                                               |
|             |25.3%                                                          |
|-------------|---------------------------------------------------------------|
|             |                                                               |
|     14      |TYPE OF REPORTING PERSON                                       |
|             |                                                               |
|             |IN                                                             |
------------------------------------------------------------------------------

     This Amendment No. 1 to Schedule 13D (the "Amendment") amends the Schedule 13D originally filed with the United States Securities and Exchange Commission on March 2, 2006 (the "Schedule 13D") with respect to the common stock, par value $0.01 per share (the "Common Stock"), of Builders FirstSource, Inc., a Delaware corporation (the "Company") by Building Products, LLC, a Delaware limited liability company ("Building Products LLC"); JLL Partners Fund V, L.P., a Delaware limited partnership ("JLL Fund V"); JLL Associates V, L.P., a Delaware limited partnership ("JLL Associates V") and the general partner of JLL Fund V; JLL Associates G.P. V, L.L.C., a Delaware limited liability company ("JLL Associates G.P. ") and the general partner of JLL Associates V; Paul S. Levy, the sole member of JLL Associates G.P. (JLL Fund V, JLL Associates V, JLL Associates G.P., and Mr. Levy collectively being the "JLL Reporting Persons"); and Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership ("Warburg Pincus Fund IX"); Warburg Pincus IX, LLC, a New York limited liability company and sole general partner of Warburg Pincus Fund IX ("WP IX LLC"); Warburg Pincus Partners LLC, a New York limited liability company and sole member of WP IX LLC ("WPP LLC"); Warburg Pincus LLC, a New York limited liability company that manages Warburg Pincus Fund IX ("WP LLC"); Warburg Pincus & Co., a New York general partnership and the managing member of WPP LLC ("WP"); and Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of WP and Co-President and Managing Member of WP LLC (Warburg Pincus Fund IX, WP IX LLC, WPP LLC, WP LLC, WP, Mr. Kaye and Mr. Landy collectively being the "Warburg Pincus Reporting Persons," and Building Products LLC, the JLL Reporting Persons, and the Warburg Pincus Reporting Persons collectively being the "Reporting Persons"). Except as specifically amended by this Amendment, items in the Schedule 13D are unchanged.

     Information in this Amendment with respect to each of the Reporting Persons is given solely by that particular Reporting Person, and none of the other Reporting Persons has any responsibility for the accuracy or completeness of information with respect to any other Reporting Person. Capitalized terms used herein that are not defined herein have the meanings ascribed to them in the Schedule 13D.


Item 3.  Source and Amount of Funds or Other Consideration

Item 3 is hereby amended and supplemented by adding the following at the end thereof:

      On December 6, 2006, JLL Fund V caused Building Products LLC to purchase, on behalf of JLL Fund V, 300,000 shares of the Company's Common Stock (the "New Securities") in a private purchase from Mr. Floyd F. Sherman, the president, chief executive officer, and a director of the Company, for a price equal to $18.60 per share, the closing price on The Nasdaq Global Select Market on December 6, 2006, or an aggregate purchase price of $5,580,000. On November 30, 2006, Warburg Pincus Fund IX purchased 9,500 shares of the Company's Common Stock in the open market and at the prices set forth on Schedule II hereto. On December 1, 2006, Warburg Pincus Fund IX purchased 41,700 shares of the Company's Common Stock in the open market and at the prices set forth on
Schedule II hereto. On December 4, 2006, Warburg Pincus Fund IX purchased 21,300 shares of the Company's Common Stock in the open market and at the prices set forth on Schedule II hereto. Such purchases total 72,500 shares of the Company's Common Stock and are hereinafter referred to as the "Additional Securities." JLL Fund V and Warburg Pincus Fund IX each obtained the funds used to acquire the New Securities and the Additional Securities, respectively, from capital contributions from their respective partners.


Item 4.  Purpose of Transaction

Item 4 is hereby amended and supplemented by adding the following at the end thereof:

      The purchase by JLL Fund V of the New Securities was effected because of the belief that the Company represents an attractive investment based on the Company's business prospects and strategy. The purchases by Warburg Pincus Fund IX of the Additional Securities were effected because of the belief that the Company represents an attractive investment based on the Company's business prospects and strategy.


Item 5.  Interest in Securities of the Issuer(1)

Item 5(a) is hereby amended by replacing it in its entirety with the following:

         (a) (i) Building Products LLC is the direct record owner of 17,605,103 shares of the Company's Common Stock, which represents 51.0% of the outstanding shares of the Company's Common Stock, although Building Products LLC may not be deemed to be the beneficial owner of these shares by virtue of the terms of the Amended and Restated LLC Agreement adopted on February 27, 2006.

                  (ii) By virtue of its position as a member of Building Products LLC and pursuant to the Amended and Restated LLC Agreement, JLL Fund V may be deemed to be the beneficial owner of 8,952,551.5 shares of the Company's Common Stock, which represents 26.0% of the outstanding shares of the Company's Common Stock.

                  (iii) By virtue of its position as the general partner of JLL Fund V, JLL Associates V may be deemed to be the beneficial owner of 8,952,551.5 shares of the Company's Common Stock, which represents 26.0% of the outstanding shares of the Company's Common Stock.

                  (iv) By virtue of its position as the general partner of JLL Associates V, JLL Associates G.P. may be deemed to be the beneficial owner of 8,952,551.5 shares of the Company's Common Stock, which represents 26.0% of the outstanding shares of the Company's Common Stock.

                  (v) By virtue of his position as the sole managing member of JLL Associates G.P., Mr. Levy may be deemed to be the beneficial owner of 8,952,551.5

-------------------

(1) Calculation of beneficial ownership is based on 34,494,046 outstanding shares of the Company's Common Stock as of October 31, 2006 as reported in the Company's Form 10-Q for the quarter ended September 30, 2006, filed on November 2, 2006.

shares of the Company's Common Stock, which represents 26.0% of the outstanding shares of the Company's Common Stock.

                  (vi) By virtue of its position as a member of Building Products LLC and pursuant to the Amended and Restated LLC Agreement and by virtue of its purchases of the Additional Securities, Warburg Pincus Fund IX may be deemed to be the beneficial owner of 8,725,051.5 shares of the Company's Common Stock, which represents 25.3% of the outstanding shares of the Company's Common Stock.

                  (vii) Due to their respective relationships with Warburg Pincus Fund IX and each other, the Warburg Pincus Reporting Persons may be deemed to beneficially own, in aggregate, 8,725,051.5 shares of the Company's Common Stock, which represents 25.3% of the outstanding shares of the Company's Common Stock.

         Each of Building Products LLC, JLL Fund V, JLL Associates V, JLL Associates G.P., WP, WPP LLC, WP LLC, Mr. Kaye, and Mr. Landy disclaim beneficial ownership of the Common Stock. Each of the JLL Reporting Persons disclaims beneficial ownership of shares of the Company's Common Stock reported herein as beneficially owned by the Warburg Pincus Reporting Persons, and each of the Warburg Pincus Reporting Persons disclaims beneficial ownership of shares of the Company's Common Stock reported herein as beneficially owned by the JLL Reporting Persons.

Item 5(b) is hereby amended by replacing it in its entirety with the following:

         (b) Building Products LLC has no power to vote or dispose of shares of the Company's Common Stock. Each of the JLL Reporting Persons shares with JLL Fund V the power to vote or direct the vote and to dispose or direct the disposition of 8,952,551.5 shares of the Company's Common Stock. Each of the Warburg Pincus Reporting Persons shares with Warburg Pincus Fund IX the power to vote or to direct the vote and to dispose or to direct the disposition of 8,725,051.5 shares of the Company's Common Stock.

Item 5(c) is hereby amended by replacing it in its entirety with the following:

         On December 6, 2006, JLL Fund V caused Building Products LLC to purchase, on behalf of JLL Fund V, 300,000 shares of the Company's Common Stock in a private purchase from Mr. Floyd F. Sherman, the president, chief executive officer, and a director of the Company, for a price equal to $18.60 per share, the closing price on The Nasdaq Global Select Market on December 6, 2006, or an aggregate purchase price of $5,580,000. Mr. Levy only has a pecuniary interest in a portion of the shares beneficially owned by the JLL Reporting Persons. JLL Fund V, JLL Associates V, and JLL Associates G.P. disclaim beneficial ownership of all shares beneficially owned by the JLL Reporting Persons.

         On November 30, 2006, December 1, 2006, and December 4, 2006, Warburg Pincus Fund IX purchased on the open market the Additional Securities in the amounts, on the dates, and at the price per share set forth on Schedule II hereto.

         Except as set forth in this amended Item 5(c) and on Schedule II, no other transactions in the Company's Common Stock were effected during the past sixty days by any of the Reporting Persons.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 is hereby amended and supplemented by inserting the following at the end of the third paragraph thereof:

         As a result of JLL Fund V's purchase of the New Securities, the percentage ownership interest in Building Products LLC of JLL Fund V is 50.85%, and the percentage ownership interest in Building Products LLC of Warburg Pincus Fund IX is 49.15%. Because the New Securities are held of record by Building Products LLC, the New Securities are subject to the Amended and Restated LLC Agreement and the Stockholders Agreement.

                                   SIGNATURES

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2006

                                  BUILDING PRODUCTS, LLC

                                    /s/    Paul S. Levy
                                  ---------------------------------------------
                                  Paul S. Levy, Manager


             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2006

                                  JLL PARTNERS FUND V, L.P.

                                  By its General Partner, JLL Associates V, L.P. By its General Partner, JLL Associates G.P. V, L.L.C.

                                    /s/    Paul S. Levy
                                  ---------------------------------------------
                                  Paul S. Levy, as Managing Member of JLL
                                  Associates G.P. V, L.L.C.


             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2006

                                  JLL ASSOCIATES V, L.P.

                                  By its General Partner, JLL Associates G.P. V, L.L.C.

                                    /s/    Paul S. Levy
                                  ---------------------------------------------
                                  Paul S. Levy, as Managing Member of JLL
                                  Associates G.P. V, L.L.C.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2006


                                  JLL ASSOCIATES G.P. V, L.L.C.

                                    /s/    Paul S. Levy
                                  ---------------------------------------------
                                  Paul S. Levy, as Managing Member


             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2006



                                    /s/    Paul S. Levy
                                  ---------------------------------------------
                                  Paul S. Levy

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2006


                                  WARBURG PINCUS PRIVATE EQUITY IX, L.P.

                                  By its General Partner, Warburg Pincus IX, LLC By its Sole Member, Warburg Pincus Partners, LLC
                                  By its Managing Member, Warburg Pincus & Co.

                                     /s/       Scott A. Arenare
                                  ---------------------------------------------
                                  Scott A. Arenare
                                  Partner


             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2006


                                  WARBURG PINCUS IX, LLC

                                  By its Sole Member, Warburg Pincus Partners,
                                  LLC
                                  By its Managing Member, Warburg Pincus & Co.

                                     /s/       Scott A. Arenare
                                  ---------------------------------------------
                                  Scott A. Arenare
                                  Partner


             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2006


                                  WARBURG PINCUS PARTNERS, LLC

                                  By its Managing Member, Warburg Pincus & Co.

                                     /s/       Scott A. Arenare
                                  ---------------------------------------------
                                  Scott A. Arenare
                                  Partner

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2006


                                  WARBURG PINCUS LLC


                                     /s/       Scott A. Arenare
                                  ---------------------------------------------
                                  Scott A. Arenare
                                  Managing Director


             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2006


                                  WARBURG PINCUS & CO.


                                     /s/       Scott A. Arenare
                                  ---------------------------------------------
                                  Scott A. Arenare
                                  Partner

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2006


                                     /s/       Scott A. Arenare
                                  ---------------------------------------------
                                  Charles R. Kaye
                                  By:  Scott A. Arenare
                                       Attorney-in-Fact

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2006

                                     /s/   Scott A. Arenare
                                  ---------------------------------------------
                                  Joseph P. Landy
                                  By:  Scott A. Arenare
                                       Attorney-in-Fact

                                                                  SCHEDULE II

Set forth below is a list of purchases of the Company's Common Stock made on the open market by Warburg Pincus Fund IX on November 30, 2006, December 1, 2006, and December 4, 2006, in their respective amounts and at their respective prices per share.


Date of Purchase     Number of Shares of Common Stock         Price Per Share
----------------     --------------------------------         ---------------
11/30/2006                                100                        $16.65
11/30/2006                                905                        $16.68
11/30/2006                               1,886                       $16.70
11/30/2006                                814                        $16.71
11/30/2006                               1,100                       $16.72
11/30/2006                               4,695                       $16.75
12/01/2006                                124                        $16.72
12/01/2006                                288                        $16.74
12/01/2006                               2,910                       $16.75
12/01/2006                                500                        $16.76
12/01/2006                               1,600                       $16.77
12/01/2006                               3,244                       $16.78
12/01/2006                               1,505                       $16.79
12/01/2006                               2,526                       $16.80
12/01/2006                               1,000                       $16.81
12/01/2006                                23                         $16.82
12/01/2006                               3,900                       $16.83
12/01/2006                               1,349                       $16.84
12/01/2006                               6,047                       $16.85
12/01/2006                               1,817                       $16.86
12/01/2006                               1,200                       $16.87
12/01/2006                               4,681                       $16.87
12/01/2006                                500                        $16.88
12/01/2006                               1,194                       $16.88
12/01/2006                               1,304                       $16.89
12/01/2006                                105                        $16.90
12/01/2006                               1,296                       $16.91
12/01/2006                               3,195                       $16.92
12/01/2006                                789                        $16.93
12/01/2006                                603                        $16.95
12/04/2006                                255                        $16.81
12/04/2006                                900                        $16.83
12/04/2006                                356                        $16.84
12/04/2006                                600                        $16.85
12/04/2006                                100                        $16.86
12/04/2006                               3,452                       $16.87
12/04/2006                               1,300                       $16.88
12/04/2006                                500                        $16.89
12/04/2006                               3,100                       $16.90
12/04/2006                                600                        $16.91
12/04/2006                                457                        $16.92
12/04/2006                               1,914                       $16.93
12/04/2006                               1,200                       $16.94
12/04/2006                                239                        $16.95
12/04/2006                                300                        $16.96
12/04/2006                               1,700                       $16.97
12/04/2006                               1,191                       $16.98
12/04/2006                               2,107                       $16.99
12/04/2006                               1,029                       $17.00